BUSINESS COMMISSION AGREEMENT

THIS BUSINESS COMMISSION AGREEMENT (this “Agreement”) is effective as of December 21st 2023 (the “Effective Date”) by and between FAVO CAPITAL, INC., a Nevada corporation with its principal place of business at 1025 Old Country Road, Suite 421 Westbury, NY 11590 (“Favo Capital”), and ROBINPAWS LLC, a Florida limited liability company with a principal place of business at 4300 N. University Drive Suite D-105 Lauderhill Florida 3335 (“LLC”) which is solely owned by ROBIN NADEAU-CAMUS (“Camus”).

WHEREAS, Favo Capital, Camus and certain other entities owned by Camus identified in the definition of Business below (the “Other Entities”) are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith.

WHEREAS, Favo Capital and LLC are entering into this Agreement as a condition of the Purchase Agreement for LLC, through Camus or its other authorized parties to refer both new business clients and renewals of existing business clients of the LLC or the Other Entities to services provided by Favo Capital in exchange for commissions, as set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   DEFINED TERMS

1.1               “Business” shall mean the business acquired by Favo Capital in connection with the Purchase Agreement with Camus and her companies, DBOSS Funding, LLC (dba Simplified Funding), a Florida limited liability company, LendTech CRM Solutions, LLC, a Florida limited liability company and Believe PMF EIRL, a company formed in the Dominican Republic.

1.2                     “Favo Capital Marks” shall mean all Favo Capital’s trademarks, service marks and/or logos that Favo Capital acquired in the Purchase Agreement are reasonably applicable to the Business, including, without limitation, those listed on Exhibit A hereto.

1.3                     “Favo Capital Sales” shall mean gross fees, and/or all other amounts actually received by Favo Capital, its affiliates and/or its and their respective licensees or sublicensees, with respect to any services provided in connection with the Business.

2.                   PAYMENTS

2.1            Compensation to the LLC. Favo Capital shall pay and deliver to the LLC for a period of four

(4) years from the Effective Date the following:

(a)                an amount of $230,000 per year which will be paid out weekly;

(b)                a commission of 0.75% on all new business referred by the LLC resulting in Favo Capital Sales of $0.01 to $3,750,000 per quarter;

(c)                an additional commission of 1.25% on all new business referred by the LLC resulting in Favo Capital Sales of $3,750,000 and upward per quarter. For the avoidance of doubt, all sales in each month of a quarter shall be aggregated to determine the amount of the additional commission earned hereunder during such quarter;

(d)                a commission of 50% for all of the existing book of Business derived from the Purchase Agreement that has been renewed with Favo Capital of 50% of what remains after payment to the commissioned sales agent;

(e)                With respect to the existing book of Business derived from the Purchase Agreement not funded by Favo Capital but funded by an outside party, a commission of 50% of what remains after payment to the commissioned sales agent; and

(f)                 a commission of 50% for all lender bonuses and other financial rewards for all of the existing book of Business derived from the Purchase Agreement; including but not limited to Professional Service Fees (PSF’s).

(g)                All commissions will be paid quarterly as described in Section 2.2 below, in line with Favo Capital’s Financial Reporting Requirements of the OTC Markets;

2.2                   Payment; Reports. Except for Section 2.1(a) where all commissions will be paid by the second week of the following month in which the commission is generated on all amounts owed to the LLC which, shall be reconciled, calculated and reported for each calendar quarter and shall be paid within 30 days after the end of each calendar quarter. Each payment shall be accompanied by a report of all Favo Capital Sales, which report shall include a description of the method used to calculate the commissions payable, the exchange rates used, and the gross Favo Capital Sales for such calendar quarter, in each case presented on a region-by-region basis.

2.3                 Arm’s-Length Compensation. The parties hereto agree that the compensation provided herein has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s- length transactions.

2.4                   Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of Favo Capital Sales (for purposes of calculating respective commissions) from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by The LLC. All payments hereunder are non-refundable and non-creditable.

2.5                   Income Tax Withholding. The LLC will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are paid or required to be withheld by Favo Capital for the benefit of the LLC on account of any payments due to the LLC under this Agreement, Favo Capital will (a) deduct such taxes from the amount of royalties or other payments otherwise due to the LLC, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the LLC and certify its receipt by the taxing authority within 30 days following such payment.

2.6                   Audits and Inspection of Bank Accounts and Records. Favo Capital shall keep (and shall cause its affiliates and sublicensees to keep) complete and accurate records pertaining to the Business in sufficient detail to permit the LLC to confirm the accuracy of all payments due hereunder for a period of three (3) years from the end of the calendar year to which such records relate. The LLC shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to Favo Capital (the “Auditor”) to audit such records solely to confirm Favo Capital Sales and corresponding commission payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours, reasonably scheduled for mutual accommodation between the parties, upon reasonable prior, written notice delivered to Favo Capital at least thirty (30) days in advance. The Auditor will execute a reasonable written confidentiality agreement with Favo Capital and will disclose to the LLC only such information as is reasonably necessary to provide the LLC with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to Favo Capital at the same time it is sent to the LLC. The report sent to both parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the parties to reflect the results of such audit. The LLC shall bear the

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full cost of such audit unless such audit discloses an underpayment by Favo Capital of more than 5% of the commission amounts due for any six (6)-month period under this Agreement, in which case, Favo Capital shall bear the full cost of such audit and shall promptly remit to the LLC the amount of any such underpayment. If such audit discloses an overpayment by Favo Capital, then Favo Capital will deduct the amount of such overpayment from amounts otherwise owed to the LLC under this Agreement.

Additionally, Favo Capital Agrees that at all times in which the LLC is entitled to earn compensation under this Agreement, the LLC shall have ongoing access to the following solely for the purposes of verifying the accuracy of Favo Capital’s records and amounts of payments the LLC was entitled to received under this Agreement.

(a)  all bank accounts relating to the LLC;

(b)  all accounting records realting to the LLC

(c)  all contract lender agreements relating to the LLC

2.7                   Late Payments. In the event that any payment due hereunder is not made when due, such payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the LLC from exercising any other rights it may have as a consequence of the lateness of any payment.

2.8    Control of Applications. Notwithstanding anything to the contrary herein or in any other agreement among any of the Parties, it is agreed that the first six hundred (600) applications produced by Believe PMF EIRL will be for the exclusive use of the Florida sales team, for the term of this agreement.

3.                   PROPRIETARY RIGHTS

3.1                   Ownership. Nothing in this Agreement will (a) serve to transfer to the LLC any patent, copyright, trademark or other intellectual property rights in or to the Business, Favo Capital Marks, or other intellectual property owned or claimed by Favo Capital or (b) constitute a license or sub-license to the LLC of any intellectual property rights owned or licensed by Favo Capital in the Business. The LLC acknowledges and agrees that Favo Capital has sole right, title and interest in and to all intellectual property rights covering, claiming or associated with the Business, the Favo Capital Marks and all goodwill associated therewith.

3.2                     No Trademark License. The LLC shall have no authorization to use the Favo Capital Marks for any purpose or reason whatsoever except as set forth in or to accomplish the purposes of this Agreement or any Ancillary Agreement, as such term is defined in the Purchase Agreement. The LLC acknowledges Favo Capital’s exclusive ownership of the Favo Capital Marks and all goodwill arising from the use thereof, and the LLC agrees not to take any action inconsistent with such ownership and will cooperate, at Favo Capital’s request and expense, in any action (including the conduct of legal proceedings) which Favo Capital reasonably deems necessary or desirable to establish or preserve Favo Capital’s exclusive rights in and to the Favo Capital Marks and associated goodwill.

4.                   TERM AND TERMINATION

4.1                   Term. The term of this Agreement will commence on the Effective Date and continue for a period of four (4) years. Regardless of any termination of this Agreement, The LLC shall continue to be entitled to, and Favo Capital shall be required to pay, all compensation detailed in and as set forth in this Agreement.

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4.2               Termination.

(a)                 Material Breach. Each party shall have the right to terminate this Agreement immediately upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within thirty (30) days (or ten (10) days with respect to any payment breach) after its receipt of a written notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such thirty (30)-day (or ten (10)-day with respect to any payment breach) period unless the breaching party has cured such breach prior to the end of such period.

(b)                 Bankruptcy. Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other party, or upon an assignment of a substantial portion of the other party’s assets for the benefit of creditors; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety

(90) days after the filing thereof.

4.3               Effect of Termination

(a)               Generally. Upon any expiration or termination of this Agreement, all rights and obligations under this Agreement shall automatically terminate, except as provided in this Section 4.3.

(b)                 Return of Confidential Information. Within thirty (30) days following any expiration or termination of this Agreement and at the disclosing party’s request, each party shall return to the other party, at its own expense, all Confidential Information of the other party.

(c)                 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, including any obligation to make payments hereunder, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Article 2, and Articles 4, 5, 6 and 7 shall survive expiration or any termination of this Agreement.

5.                   CONFIDENTIAL INFORMATION.

5.1                   Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and continuing for ten (10) years thereafter, each party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party.

5.2                  Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of or reference to the Confidential Information of the disclosing party.

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5.3                   Authorized Disclosure. The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                complying with applicable court orders or governmental regulations; and

(b)                 disclosure to affiliates, subcontractors, employees, consultants, agents or other third parties who need to know such information in connection with performance of such party’s obligations under this Agreement, and disclosure to potential third party investors or acquirers in connection with due diligence or similar investigations by such third parties or in confidential financing documents with such third parties, provided, in each case, that any such Affiliate, subcontractor, employee, consultant, agent or third party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7. In addition, the receiving party may disclose Confidential Information of the disclosing party to its attorneys and other advisors under a similar duty of confidentiality, to the extent such disclosure is reasonably necessary.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 5.3(a), it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the receiving party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the receiving party agrees to take all reasonable action to avoid disclosure of Confidential Information of the disclosing party.

5.4                   Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 5, each party agrees not to disclose to any third party the existence of this Agreement or the terms of this Agreement without the prior, written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 5.3.

5.5                   Injunctive Relief. Any breach of the restrictions contained in this section is a breach of this Agreement that may cause irreparable harm to the disclosing party. Any such breach will entitle the receiving party to injunctive relief, in addition to all other legal or equitable remedies that may be available.

6.                   INDEMNIFICATION

6.1                     Indemnification by Favo Capital. Favo Capital shall indemnify, defend and hold harmless the LLC and its directors, officers, managers, owners, employees and agents from and against any and all costs, expenses, damages, judgments and liabilities including attorneys’ fees incurred by or rendered against the LLC arising from any claim made or suit brought by a third party arising out of (a) a breach by Favo Capital of its representations, warranties or obligations under this Agreement, (b) Favo Capital’s gross negligence or willful misconduct, or (c) any claims that the Business infringes any patent or other intellectual property rights of any third party. The LLC shall give Favo Capital prompt, written notice of any such claim or suit, and shall permit Favo Capital to undertake the defense thereof, at Favo Capital’s expense. The LLC shall cooperate in such defense to the extent reasonably requested by Favo Capital, at Favo Capital’s expense. In any claim made or suit brought for which the LLC seeks indemnification under this Section, the LLC shall not settle, offer to settle or admit liability or damages without the prior, written consent of Favo Capital.

6.2                   Indemnification by the LLC. The LLC shall indemnify, defend and hold harmless Favo Capital and its directors, officers, employees and agents from and against any and all costs, expenses, damages, judgments and liabilities including attorneys’ fees incurred by or rendered against Favo Capital arising from any claim made or suit brought by a third party arising out of (a) a breach by the LLC of its representations, warranties or obligations under this Agreement, or (b) the LLC’s gross negligence or willful misconduct. Favo Capital shall give the LLC prompt written notice of any such claim or suit, and shall permit the LLC to undertake the defense thereof, at the LLC’s expense. Favo Capital shall cooperate in such defense

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to the extent reasonably requested by the LLC, at the LLC’s expense. In any claim made or suit brought for which Favo Capital seeks indemnification under this Section, Favo Capital shall not settle, offer to settle or admit liability or damages without the prior, written consent of the LLC.

7.                   GENERAL

7.1                   Independent Contractor. The parties expressly acknowledge and agree that each of the LLC and all parties acting through or on behalf of the LLC have been, are and at all times will be an independent contractor in all matters relating to this Agreement. None of the aforementioned parties is an agent of Favo Capital for any purpose and none has any power or authority to bind or commit Favo Capital to any obligation in any way, nor will any of the aforementioned purport to have such power or authority. None of the aforementioned is and none will act as an employee of Favo Capital for any purpose within the meaning or application of any federal, state, or local laws or regulations that might impute any obligation or liability to Favo Capital by reason of any employment relationship.

7.2                   Assignment. Neither party may assign or transfer, by operation of law or otherwise, any of its rights, or delegate any of its obligations, under this Agreement to any third party without the other party’s prior, written consent.

7.3                     Notices. All notices, consents and approvals under this Agreement must be delivered in writing by courier, by electronic mail, or by certified or registered mail (postage prepaid and return receipt requested) to the other party at the address set forth beneath such party’s signature, and will be effective upon receipt or five (5) business days after being deposited in the mail as required above, whichever occurs sooner. Either party may change its address by giving notice of the new address to the other party.

7.4                     Governing Law. This Agreement will be governed by the laws of the State of Nevada, excluding its conflicts of laws principles.

7.5                   Waivers. All waivers must be in writing, and any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.6                   Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

7.7                  Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word “including” means “including but not limited to”.

7.8                 Counterparts; Execution. This Agreement may be executed (including via electronic signature (.PDF format included)) in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

7.9                  Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject hereof and supersedes all prior or contemporaneous agreements, understandings, and communication, whether written or oral. This Agreement may be amended only by a written document signed by both parties. The terms on any purchase order or similar document submitted by the LLC to Favo Capital will have no effect.

IN WITNESS WHEREOF, the parties have executed this BUSINESS COMMISSION AGREEMENT as of the Effective Date.

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FAVO CAPITAL, INC.	ROBIN NADEAU-CAMUS

By: /s/ Vincent Napolitano	/s/ Robin Nadeau-Camus
L. Vincent Napolitano	Individually and as manager of RobinPaws LLC
Chief Executive Officer

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